UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2007

National Filing Agents, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52171	76-0720654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3415 Ocatillo Mesa Way, Las Vegas, Nevada  89031
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (702) 277-5916

Copies to:
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation.
Item 3.02 Unregistered Sales of Equity Securities.

On December 17, 2007, National Filing Agents, Inc. (the "Company"), which is in the process of changing its name to Bonanza Oil & Gas, Inc., entered into a Securities Purchase Agreement (the "Purchase Agreement") with Phoenix Capital Opportunity Fund, L.P. ("Phoenix") providing for the sale by the Company to Phoenix of its 14% senior asset backed secured promissory note in the principal amount of $250,000 (the "Debenture").  In addition to the Debenture, Phoenix also received 35,714 shares of common stock of the Company.  The closing occurred on December 17, 2007.

The Debenture matures on the first anniversary of the date of issuance (the "Maturity Date") and interest associated with the Debenture is 14% per annum which is payable on a quarterly basis commencing March 31, 2008. The Company's obligations under the Debenture are secured by the “Plantation” assets which consists of an interest in oil and gas wells in Gonzales county, Texas.

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, Phoenix is an accredited investor and/or qualified institutional buyer, Phoenix had access to information about the Company and its investment, Phoenix took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Exhibit Description
4.1	Securities Purchase Agreement dated December 17, 2007
4.2	14% Senior Asset Backed Secured Promissory Note dated December 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Filing Agents, Inc.

Date: December 20, 2007	By:	/s/ Bill Wiseman
Bill Wiseman
Chief Executive Officer

3